Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (File No. 333-220445) on Form S-3, Registration Statement (File No. 333-255795) on Form S-3, Registration Statement (File No. 333-211759) on Form S-8, Registration Statement (File No. 333-224755) on Form S-8, Registration Statement (File No. 333-231151) on Form S-8, and Registration Statement (File No. 333-279473) on Form S-8 of our reports dated February 13, 2025, relating to the consolidated financial statements of US Foods Holding Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the fiscal year ended December 28, 2024.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 13, 2025